                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

      This Employment Agreement, dated as of October 8, 2002 (the "Agreement") is made by and between Metrocall Holdings, Inc., a Delaware corporation (the "Company"), Metrocall, Inc., a Delaware corporation ("OPCO") and Vincent D. Kelly (the "Executive").

      WHEREAS, the Company filed for chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") on June 3, 2002 and simultaneously with such filing, filed with the bankruptcy court its proposed Plan of Reorganization and Disclosure Statement (the "Plan of Reorganization"), which included, among other provisions, the identification of the Executive as the Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company after the confirmation of the Plan of Reorganization;

      WHEREAS, the Executive desires to waive all rights and claims with respect to any agreements relating to the Executive's employment with the Company as of the effective date of the Company's Plan of Reorganization;

      WHEREAS, the Executive shall provide services for the Company and OPCO, as directed by the Board of Directors of the Company (the "Board"); and

      WHEREAS, the term "Company" contained herein shall also include OPCO, except as otherwise set forth herein so that the obligations under this Agreement of the Company shall also be obligations of which OPCO is jointly and severally liable with the Company.

      NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Effective upon the effective date of the Plan of Reorganization (the "Effective Date"), the Company shall employ the Executive as the Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company based upon the terms and conditions set forth in this Agreement, for the period of time specified in Section 3. In such position, the Executive shall report directly to the Chief Executive Officer of the Company.

2. Duties and Authority. During the term of this Agreement, as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company, under the direction and subject to the control of the Chief Executive Officer of the Company, the Executive shall be responsible for the financial operations, information systems, engineering and networks, inventory, human resources and administration and legal functions of the Company, and shall have general executive charge, management, and control of the financial management of the Company, with all such powers and authority with respect to such business, affairs, properties, and operations as may be reasonably incident to such duties and responsibilities and shall perform such other duties for the Company as the Chief Executive Officer of the Company may determine from time to time. The Executive shall devote the Executive's reasonable best efforts and full business time, energies and talents to the performance of the Executive's duties and the advancement of the business and affairs of the Company.

3. Term. The term of this Agreement and the period of employment of the Executive by the Company hereunder shall commence on the Effective Date and shall end on the third anniversary of the Effective Date (the "Agreement Term"), unless earlier terminated pursuant to Section 7 herein; provided, however, that the Agreement Term shall be automatically extended for additional one (1) year periods on each anniversary date of this Agreement, unless and until either party provides non-renewal Notice to the other party not less than ninety (90) days before such anniversary date that such party is terminating this Agreement, which termination shall be effective as of the end of such initial Agreement Term or extended term, as the case may be (the "Expiration Date"), or until sooner terminated as hereinafter set forth.

4.    Compensation and Expenses.

      (a) In consideration for the Executive's services and subject to the terms and conditions of this Agreement, the Company shall pay to the Executive an annual base salary (the "Base Salary") equal to Four Hundred Thousand Dollars ($400,000). The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company's payroll procedures. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to the payment of the Base Salary. The Board shall review the Executive's salary annually before December 31 and may, in its discretion, increase, but not decrease, his Base Salary in any renewal, extension or replacement of this Agreement. The Board shall also review the appropriateness of creating additional forms of nonqualified executive compensation to cover the Executive.

      (b) To the maximum extent permitted by applicable state and federal law, the Executive shall be eligible, at no cost to the Executive, to participate in all of the Company's benefit plans, including fringe benefits available to the Company's senior executives, as such plans or programs are in effect from time to time, and use of an automobile.

      (c) The Executive shall be entitled to (i) time off for all public holidays observed by the Company and (ii) vacation days in accordance with the applicable policies for the Company's senior executives as in effect from time to time.

      (d) The Company shall reimburse the Executive for all reasonable expenses the Executive incurs in accordance with the reasonable policies and procedures adopted from time to time by the Company.

      (e) Until the one-year anniversary of the date on which the redemption of the Company's 15% Senior Preferred Voting Stock (the "Preferred Stock") occurs, the Executive shall be entitled to receive a cash performance bonus in addition to his Base Salary for each annual period during the Agreement Term. The amount of the cash performance bonus in any annual period will depend upon attaining established paydown targets (the "Target Paydowns") as contained in (i) that certain Credit Agreement dated as of October 8, 2002 by and among OPCO, the Agent and the Lenders (both as defined therein) (the "Senior Secured Credit Agreement"), and (ii) that certain Senior Secured PIK Credit Agreement dated as of October 8, 2002 by and among the Company, the Agent and the Lenders (both as defined therein) (the "PIK Credit Agreement"), as follows:

            Percentage of Target             Percentage of Base Salary
             Paydowns Attained               as Cash Performance Bonus
            --------------------        ----------------------------------
                    80%                  80%
                    90%                  90%
                   100%                 100%
                   115%                 115%
                   120%                 120%
                   125%                 125%
                   130%                 150%      (subject to a maximum of
                                                  200%, upon approval of
                                                  the Board)

      The following are the Target Paydowns (Mandatory Prepayments under the Senior Secured Credit Agreement and the PIK Credit Agreement) ("FYE" means fiscal year end):

            FYE December 31, 2002             $26,500,000
            FYE December 31, 2003             $24,300,000
            FYE December 31, 2004             $10,000,000

      The cash performance bonus, if any, pursuant to this Section 4(e) shall be paid to the Executive within ten (10) business days after the determination of the applicable Target Paydown attained. After the annual period in which the redemption of the Preferred Stock of the Company occurs, the Executive shall be entitled to an annual cash bonus, if any, in an amount determined by the Board, in its sole discretion.

      (f) On the Effective Date, the Executive shall be granted 100,000 shares of Preferred Stock of the Company, representing one and sixty seven one hundredths percent (1.67%) of the Preferred Stock shares of the Company, subject to restrictions established as of the Effective Date ("Restricted Stock") on the transferability of such Restricted Stock and the forfeiture of such Restricted Stock upon a termination of employment for Cause or without Good Reason as set forth in
            Section 8 of this Agreement. The restrictions shall lapse as to one-third (1/3) of the shares of Preferred Stock on the first, second and third anniversaries of the Effective Date. The Executive may file an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Tax Code") with respect to the Restricted Stock within thirty (30) days after the Effective Date.

      (g) Upon the consummation of a transaction described in the definition of "Change of Control" contained in Section 8 of this Agreement, the Executive shall be entitled to a payment equal to .20% of the new capital invested in the Company in connection with the Change of Control (the "New Capital Infusion"), paid in a lump sum cash payment within ten (10) days after the consummation date of the transaction.

5.    Confidential Information.

      (a) "Confidential Information" means any and all Company and Company subsidiary proprietary information, technical data, patent applications, inventions or discoveries (whether patentable or not), know-how and trade secrets, as well as operating, design and manufacturing procedures disclosed to the Executive, including before the Effective Date. "Confidential Information" further means, without limitation, research, product development activities, processes, products, specifications, designs, diagrams, illustrations, programs, concepts, ideas, marketing plans, proposals, financial information, confidential reports, communications and customer lists and data, as well as the nature and results of the Company's and its subsidiaries' research and development activities, and all other materials and information related to the business or activities of the Company and its subsidiaries that are not generally known to the public; provided, however, that the term "Confidential Information" excludes information that (i) is or becomes generally available to the public other than through acts by the Executive in violation of this Agreement, (i) was legally within the Executive's possession prior to disclosure to the Executive by or on behalf of the Company, which prior possession can be evidenced by the Executive's written records in existence prior to the effective date of any Existing Employment Document, or (ii) becomes available to the Executive on a non-confidential basis from a source other than the Company or a subsidiary of the Company, provided that such source is not bound by a confidentiality agreement with the Company or any of its subsidiaries, or by any other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its subsidiaries, or any other party with respect to such information.

      (b) Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive covenants and agrees that, during the Agreement Term and at all times thereafter, the Executive will keep secret and confidential all Confidential Information, and will not at any time, without the prior written consent of the Board or a person authorized by the Board, publish or disclose any Confidential Information, either directly or indirectly, to any third party, use for the Executive's own benefit or advantage, or make available for others to use (except to third parties in connection with possible transactions or business with the Company).

      (c) To the extent that any court or agency seeks to have the Executive disclose Confidential Information, the Executive shall promptly inform the Company, and shall take all reasonable steps necessary to prevent disclosure of any Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of its subsidiaries that may be subject to attorney-client privilege as to the Company's attorneys, the Executive shall take reasonable steps necessary to maintain the confidentiality of such information and to preserve such privilege.

      (d)   The Executive acknowledges that the restrictions contained in
            Section 5(b) and 5(c) are reasonable and necessary, in view of the nature of the Company's business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 5(b) and (c), the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such confidential information. The Executive also acknowledges that nothing in this
            Section 5 shall be construed as limiting the Executive's duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company.

6. Covenant Not to Compete. The Executive agrees that, through the position of Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer, the Executive has established and will continue to establish valuable and recognized expertise in the paging business and has had and will have access to the Company's Confidential Information. The Executive hereby enters into a covenant restricting the Executive from soliciting employees of the Company and its subsidiaries and from competing against the Company upon the terms and conditions described below:

      (a) During the Executive's employment and for a period of two (2) years after the Date of Termination for any reason, the Executive shall not:

            (i) induce or attempt to induce any employees of the Company or those of any of its subsidiaries to terminate their employment, or refrain from renewing or extending such employment, with the Company or such subsidiary in order to become an director, officer, employee, consultant or independent contractor to or for any other individual or entity other than the Company or its subsidiaries;

            (ii) at any time and in any state or other jurisdiction in the United States in which the Company is engaged in business or has developed plans to engage in business: (1) engage or be a part of any Person (including as a director, consultant, employee, agent, or representative), or have any direct or indirect financial interest (whether as a partner, shareholder, or owner) in any Person that engages in the business of owning and operating narrowband one-way paging and wireless messaging networks, voice mail services or data transmitting services (the "Business"); or (2) participate as an employee or officer in any enterprise in which the Executive's responsibility relates to the Business;

            (iii) directly or indirectly own an equity interest in any
                  Competitor (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange or included in the NASDAQ System). The term "Competitor" means any Person a portion of the business of which (and during any period in which it intends to enter into business activities that would be) is materially competitive in any way with the Business of the Company.

            (iv) solicit or cause or encourage any person to solicit any Business in competition with the Company or a subsidiary from any Person who is a client of the Company or of a subsidiary during the Executive's employment hereunder.

      (b) The Executive agrees that the restrictions set forth in this Section 6 are reasonable, proper, and necessitated by legitimate business interests of the Company and do not constitute an unlawful or unreasonable restraint upon the Executive' ability to earn a livelihood. The parties agree that in the event any of the restrictions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unreasonable a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same. The parties further agree that nothing in this Section 6 shall be construed as limiting the Executive's duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company.

      (c) The Executive further acknowledges that it may be impossible to assess the monetary damages incurred by the Executive's violation of this Agreement, and that violation of this Agreement will cause irreparable injury to the Company. Accordingly, the Executive agrees that the Company will be entitled, in addition to all other rights and remedies that may be available, to an injunction enjoining and restraining the Executive and any other involved party from committing a violation of this Agreement.

7. Termination. Notwithstanding any other provision of this Agreement, this Agreement shall terminate upon the death of the Executive, or it may be terminated with thirty (30) days' written notice as follows:

      (a)   The Company may terminate this Agreement:

            (i) at any time if the Executive is Disabled (as defined below) for a period of six (6) months or more;

            (ii) at any time with "Cause." For purposes of this Agreement. "Cause" means (A) dishonesty of a material nature that relates to the performance of services under this Agreement; (B) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of services under this Agreement, (C) the Executive's willfully breaching or failing to perform his duties as described in Section 2 hereof (other than any such failure resulting from the Executive's being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties; or (D) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act or failure to act on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a certificate of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive has engaged in the conduct set forth in this paragraph and specifying the particulars thereof in detail; or

            (iii) at any time without Cause upon Notice from the Company to the
                  Executive, which Notice shall be effective immediately or such later time as is specified in such Notice.

      (b)   The Executive may terminate this Agreement at any time upon sixty
            (60) days' Notice to the Company.

      (c) At any time by the mutual agreement of the parties. Any termination of the Executive's employment by mutual agreement of the parties shall be memorialized by written agreement signed by the Executive and duly-appointed officers of the Company and OPCO.

      (d) Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section
            9. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the Date of Termination (which shall not be earlier than the date on which such Notice is sent), the specific provision of this Agreement relied upon and that shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment. The "Date of Termination" means the last day the Executive is employed by the Company hereunder (including any successor to the Company as determined in accordance with Section 14). If the Executive becomes employed by the entity into which the Company is merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the successor (including, without limitation, the merged entity or purchaser).

8.    Compensation Upon Termination.

      (a) Death. If the Executive's employment is terminated by the Executive's death, the Company shall pay to the Executive's estate, or as may be directed by the legal representatives to such estate
            (i) the Executive's Base Salary in effect on the date immediately prior to the Executive's death, through the Executive's date of death; (ii) all other unpaid amounts, if any, to which the Executive is entitled as of the date of the Executive's death, under any Company fringe benefit or incentive compensation plan or program, at the time such payments would otherwise ordinarily be due; and (iii) the Executive's full Base Salary that would have been payable to the Executive from the Executive's date of death through the Expiration Date, in a lump sum within forty-five (45) days after his death.

      (b) Disability. Following the use of all sick days to which the Executive is entitled under the policies applicable to the Company's senior executives, while he is Disabled, the Company shall, in lieu of payment of his Base Salary, (i) pay the Executive a disability benefit equal to 50% of the Base Salary that he would otherwise be entitled to receive for the period in which he is Disabled; (ii) all other unpaid amounts, if any, to which the Executive is entitled as of the Executive's date of disability, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due; and (iii) the Executive's full Base Salary that would have been payable to the Executive from the Executive's Date of Termination through the Expiration Date, in a lump sum within forty-five (45) days after such Date of Termination; provided, however, that any payments made to the Executive during the Disability Period shall be reduced by any amounts paid or payable to the Executive under any Company disability benefit plans. Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled. The Executive shall be considered "Disabled" during any period in which he has an illness, or a physical or mental disability, or similar incapacity, that renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. In the event of a dispute as to whether the Executive is Disabled, the Company may refer the same to a licensed practicing physician of the Company's choice, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. During


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
            the period in which the Executive is Disabled, the Company may appoint a temporary replacement to assume the Executive's responsibilities.

      (c) For Cause. If the Company terminates the Executive's employment for Cause, the Company shall pay the Executive's Base Salary in effect on the date immediately prior to such termination through the date specified in the Notice of Termination and the Company shall have no further obligations to the Executive under this Agreement. Upon a termination for Cause, the Executive shall forfeit all shares of Restricted Stock that remain restricted on the date of termination.

      (d) Voluntary. If the Executive terminates his employment for other than Good Reason, the Company shall pay the Executive the Executive's Base Salary in effect on the date immediately prior to such termination through the date specified in the Notice of Termination. Upon a termination for other than Good Reason, the Executive shall forfeit all shares of Restricted Stock that remain restricted on the date of termination. The Company shall have no further obligations to the Executive under this Agreement.

            "Good Reason" means the occurrence, without the Executive's express written consent, of any of the following circumstances:

            (i) the Company's failure to perform or observe any of the material terms or provisions of this Agreement and the continued failure of the Company to cure such default within fifteen (15) days after the Executive gives a written demand for performance to the Company, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions;

            (ii) the assignment to the Executive of any duties inconsistent with, or any substantial diminution in, such Executive's status or responsibilities as in effect on the date hereof, including imposition of travel obligations that are materially greater than is reasonably required by the Company's business;

            (iii) (I) a reduction in the Executive's Base Salary as in effect on the date hereof, as that amount may be increased from time to time; or (II) the failure to pay a bonus award to which the Executive is otherwise entitled, at the time such bonuses are usually paid;

            (iv) a change in the principal place of the Executive's employment, as in effect on the date hereof or as in effect after any subsequent change to which the Executive consented in writing, to a location more than thirty-five (35) miles distant from the location of such principal place;

            (v) (I) the Company's failure to continue in effect any incentive compensation plan or stock option plan in which the Executive participates, unless the Company has provided an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) to the Executive, or (II) the Company's failure to continue the Executive's participation in any such incentive or stock option plan on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants;

            (vi) the Company's violation of any applicable criminal law not due to the Executive's gross negligence or willful misconduct;

            (vii) the failure of the Company or any successor to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, as contemplated in
                  Section 14 below; or

           (viii) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Sections 7(a)(ii) or 7(d) as applicable. For purposes of this Agreement, no such purported termination shall be effective except as constituting Good Reason.

            The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

      (e) Other. If the Company terminates the Executive's employment other than for Cause or Disability or if the Executive terminates employment with the Company for Good Reason, the Company shall pay the Executive:

            (i) the Executive's Base Salary through the date specified in the Notice of Termination within ten (10) business days after such date and all other unpaid amounts, if any, to which the Executive is entitled as of the date specified in the Notice of Termination under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due;

            (ii) an amount equal to the product of (a) two times (b) the full Base Salary then in effect within forty-five (45) days after such date specified in the Notice of Termination;

            (iii) an amount equal to the cash performance bonus paid or payable to the Executive with respect to the annual period prior to the year in which the termination of the Executive's employment occurs;

            (iv) the lapse of all restrictions with respect to the Restricted Stock.

            (v) Gross-Up Payments. (1) If any payment or the value of any benefit received or to be received by the Executive in connection with the Executive's termination or contingent upon a Change of Control of the

                  Company (whether received or to be received pursuant to the terms of this Agreement (the "Agreement Payments") or of any other plan, arrangement, or agreement of the Company, its successors, any person whose actions result in a Change of Control of the Company, or any person affiliated with any of them (or which, as a result of the completion of the transactions causing a Change of Control, will become affiliated with any of them ("Other Payments" and, together with the Agreement Payments, the "Payments")) would be subject to the excise tax imposed by Section 4999 of the Tax Code or any comparable federal, state, or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), as determined as provided below, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount the Executive retains, after deduction of the Excise Tax on Agreement Payments and Other Payments and any federal, state, and local income tax and Excise Tax upon the payment provided for by Section 8 hereof, and any interest, penalties, or additions to tax payable by the Executive with respect thereto shall be equal to the total present value of the Agreement Payments and Other Payments at the time such Payments are to be made. The intent of the parties is that the Company shall be solely responsible for and shall pay, any Excise Tax on any Payments and Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payments as well as any loss of deduction caused by the Gross-Up Payment.

                  (2)   All determinations required to be made under this
                        Section 8(e)(v), including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by tax counsel (either a law firm or a nationally recognized public accounting firm) selected by the Company and reasonable acceptable to the Executive ("Tax Counsel"). The Company shall cause the Tax Counsel to provide detailed supporting calculations to the Company and the Executive within fifteen (15) business days after notice is given by the Executive to the Company that any or all of the Payments have occurred, or such earlier time as is requested by the Company. Within two
                        (2) business days after such notice is given to the Company, the Company shall instruct the Tax Counsel to timely provide the data required by this Section 8(e)(v) to the Executive. The Company shall pay all fees and expenses of the Tax Counsel. The Company shall pay any Excise Tax determined pursuant to this Section 8(e)(v) to the Internal Revenue Service (the "IRS") and/or other appropriate taxing authority on behalf of the Executive within five (5) days after receipt of the Tax Counsel's determination. If the Tax Counsel determines that there is substantial authority (within the meaning of Section 6662 of the Tax Code) that no Excise Tax is payable by the Executive, the Tax Counsel shall furnish the Executive with a written opinion that the failure to disclose or report the Excise Tax on the Executive's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Tax Counsel shall be binding upon the Company and the Executive in the absence of material mathematical or legal error.

                        As a result of the uncertainty in the application of
                        Section 4999 of the Tax Code at the time of the initial determination by the Tax Counsel hereunder, it is possible that the Company will not have made Gross-Up payments that should have been made or that it will have made Gross-Up Payments that should not have been made, in each case, consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to Section 8(e)(v)(3) below and the Executive is thereafter required to pay an Excise Tax, the Tax Counsel shall determine the amount of underpayment of Excise Taxes that has occurred and the Company shall promptly pay any such underpayment to the IRS or other appropriate taxing authority on the Executive's behalf or, if the Executive has previously paid such underpayment, to the Executive. If the Tax Counsel determines that an overpayment of Gross-Up payments has occurred, any such overpayment shall be treated for all purposes as a loan to the Executive with interest at the applicable federal rate provided in
                        Section 7872(f)(2) of the Tax Code, due and payable within ninety (90) days after written demand to the Executive by the Company; provided, however, that the Executive shall have no duty or obligation whatsoever to repay such loan if the Executive's receipt of the overpayment, or any portion thereof, is includible in the Executive's income and the Executive's repayment of the same is not deductible by the Executive for federal and state income tax purposes.

                  (3) The Executive shall notify the Company, in writing of any claim by the IRS or state or local taxing authority, that, if successful, would result in any Excise Tax or an underpayment of Gross-Up Payments. Such notice shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of the claim and shall inform the Company of the nature of the claim, the administrative or judicial appeal period, and the date on which any payment of the claim must be paid. The Executive shall not pay any portion of the claim before the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter


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
                        period ending on the date that any amount under the claim is due). If the Company notifies the Executive in writing before the expiration of such thirty (30) day period that it desires to contest the claim, the Executive shall:

                        (A) give the Company any information reasonably requested by the Company relating to the claim;

                        (B) take such action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation concerning the claim by an attorney selected by the Company who is reasonably acceptable to the Executive; and

                        (C) cooperate with the Company in good faith in order to effectively contest the claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys' fees) incurred in such contests and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed as a result of such representation. Without limitation upon the foregoing provisions of this Section 8(e)(v)(3)(C), except as provided below, the Company shall control all proceedings concerning such contest and, in its sole opinion, may pursue or forgo any and all administrative appeal, proceedings, hearings and conferences with the taxing authority pertaining to the claim. At the Company's written request and upon payment to the Executive of an amount at least equal to the claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court, the Executive shall pay the same and sue for a refund. The Executive agrees to prosecute any contest of a claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company requests the Executive to pay the claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed on such advance or for any imputed income on such advance. Any extension of the statute of limitations relating to the assessment of any Excise Tax for the taxable year of the Executive that is subject of the claim is to be limited solely to the claim. Furthermore, the Company's control of the contest shall be limited to the issues for which a Gross-Up Payment would be payable hereunder. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

                  (4) If, after the Executive receives an amount the Company advanced pursuant to Section 8(e)(v)(3) above, the Executive receives any refund of a claim and/or any additional amount that was necessary to obtain jurisdiction, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive receives an amount the Company advanced pursuant to Section 8(e)(v)(3) above, a determination is made that the Executive shall not be entitled to any refund of the claim, and the Company does not notify the Executive in writing of its intent to contest such denial or refund of a claim before the expiration of the thirty (30) days after such determination, then the portion of such advance attributable to a claim shall be forgiven and shall not be required to be repaid. The amount of such advance attributable to a claim shall offset, to the extent thereof, the amount of the underpayment required to be paid by the Company to the Executive.

                  (5) If, after the Company advances an additional amount necessary to obtain jurisdiction, there is a final determination made by the taxing authority that the Executive is not entitled to any refund of such amount, or any portion thereof, then the Executive shall repay such nonrefundable amount to the Company within thirty
                        (30) days after the Executive receives notice of such final determination. A final determination shall occur when the period to contest or otherwise appeal any decision by an administrative tribunal or court of initial jurisdiction has been waived or the time for contesting or appealing the same has expired.

                  "Change of Control" means the first to occur of the following:
                  (i) any Person or group of Persons acting in concert, in a transaction or a series of transactions, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities that have the right to vote for the election of directors generally (not including in such securities beneficially owned by such Person any securities acquired directly from or received through an exchange offer with the Company); or (ii) there is consummated a merger, consolidation or other business combination (including an exchange of securities with the security holder's of a corporation that is a constituent in such business combination) of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger, consolidation or business combination which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or business combination continuing to represent at least a majority of the combined voting power of the securities having the right to vote for the election of directors generally of the Company or the surviving entity or any parent thereof outstanding immediately after such merger, consolidation or business combination (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity or parent thereof) or (iii) there is consummated an agreement for the sale, lease or other disposition by the Company of all or substantially all of the Company's assets, other than a sale, lease or other disposition by the Company of all or substantially all of the Company's assets to an entity, at least a majority of the combined voting power of the outstanding securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                  Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the stock (entitled to vote for directors) of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions; provided, that, a transaction with Arch Wireless, Inc. and/or its affiliates shall not be subject to the provisions of this paragraph and shall be subject to the other provisions contained in the definition of "Change of Control."

      (f) Mitigation. The Executive shall not be required to mitigate amounts payable pursuant to this section by seeking other employment or otherwise.

9. Effect of Termination. If the Executive (a) is a member of the Board or that of any of the Company's subsidiaries, or (b) holds any other position with the Company and the Company's subsidiaries, on the Date of Termination, the Executive shall resign from all such positions as of such date.

10. Termination of Other Agreements. By their execution of this Agreement, each of the Company and the Executive, as of the Effective Date, consent to and do hereby terminate all rights and obligations that each of the parties may have under (a) that certain

      Employment Agreement between the Executive and the Company, dated as of May 15, 1996, together with all amendments thereto (the "Existing Employment Agreement"); (b) that certain Change of Control Agreement between the Executive and the Company, dated as of May 15, 1996, together with all amendments thereto (the "Change of Control Agreement"); (c) that certain Retention Agreement between the Executive and the Company, dated as of April 1, 2001, together with all amendments thereto (the "Retention Agreement"); and (d) any other employment, consulting, non-competition, bonus or other compensatory plan, program, arrangement or contract relating to the employment of the Executive, written or oral, between the Executive and the Company or any person affiliated with the Company (any such arrangement, collectively with the Existing Employment Agreement, the Change of Control Agreement, and the Retention Agreement, the "Prior Employment Documents").

11. Notices. All notices, demands, requests, or other communications required or permitted to be given or made hereunder (collectively, "Notice") shall be in writing and shall be delivered, telecopied, or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

      (a)   if to the Company:

                  Metrocall, Inc.
                  6677 Richmond Highway
                  Alexandria, Virginia 22306
                  Telecopier: (703) 768-9625

                  with a copy (which shall not constitute notice) to:

                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, New York 10022
                  Telecopier: (212) 593-5955
                  Attention: Jeffrey S. Sabin, Esq.

      (b)   if to the Executive:

                  Vincent D. Kelly
                  11807 Chapel Road
                  Clifton, Virginia 20124

      or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request, or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. The parties agree that in the event any of the provisions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unenforceable by a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same.

13. Survival. It is the express intention and agreement of the parties that the provisions of Section 5 shall survive the termination of this Agreement, and that the provisions of Section 6 shall survive for two (2) years following the termination of this Agreement.

14. Assignment; Successors. The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of substantially all of the assets of the Company, or similar reorganization of a successor. The Company will require any successor (whether direct or in direct, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company as provided in Section 8(e) herein.

15. Binding Effect. Subject to any provisions restricting assignment, this Agreement shall be binding upon the parties and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors, and assigns.

16. Amendment Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by all parties. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges.

17. Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions of this Agreement.

18. Governing Law. This Agreement, the rights and obligations of the parties, and any claims or disputes arising from this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not including the choice of law rules thereof).

19. Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, but not limited to, the Prior Employment Documents.

20. Indemnification. In consideration of this Agreement, the Executive hereby waives any and all rights under and releases, and indemnifies and holds the Company (and its officers, directors, employees and agents) and its successors and assigns, harmless from any damage, loss, liability, judgment, fine, penalty, assessment, settlement, cost, or expense including, without limitation, reasonable expenses of investigation, reasonable attorneys' fees and other reasonable legal costs and expenses incident to any of the foregoing or to the enforcement of this Section 20, whether or not suit is brought or, if brought, whether or not such suit is successful, in whole or in part arising out of or relating to any and all employment, consulting, non-competition, bonus, or other compensatory plan, program, arrangement, or contract relating to the employment of the Executive, written or oral, between the Executive and the Company or any person affiliated with the Company, including, without limitation, the Prior Employment Documents.

21. Arbitration. Either party may designate in writing to the other (in which case this Section 21 shall have effect but not otherwise) that any dispute that may arise directly or indirectly in connection with this Agreement, the Executive's employment, or the termination of the Executive's employment, whether arising in contract, statute, tort, fraud, misrepresentation, or other legal theory, shall be determined solely by arbitration in Washington, D.C. under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA"). The only legal claims between the Executive, on the one hand, and the Company or any subsidiary, on the other, that would not be included in this Agreement to arbitration are claims by the Executive for workers' compensation or unemployment compensation benefits, claims for benefits under a Company or subsidiary benefit plan if the plan does not provide for arbitration of such disputes, and claims by the Executive that seek judicial relief in the form of specific performance of the right to be paid until the termination date during the pendency of any dispute or controversy arising under Section 7(a)(ii). If this Section 21 is in effect, any claim with respect to this Agreement, the Executive's employment, or the termination of the Executive's employment must be established by a preponderance of the evidence submitted to the impartial arbitrator. A single arbitrator shall conduct any arbitration. The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents. If this Section 21 is in effect, the decision of the arbitrator (i) shall be final and binding, (ii) shall be rendered within ninety (90) days after the impanelment of the arbitrator, and (iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. Sections 1-15, not state law, shall govern the arbitrability of all claims.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed, on their behalf as of the day and year first hereinabove written.

                                        METROCALL HOLDINGS, INC.

Date: __________________, 2002          By: ____________________________________

Date: __________________, 2002          ________________________________________
                                        Vincent D. Kelly


                                        METROCALL, INC.

Date: __________________, 2002          By: ____________________________________


                                       20